UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) or (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

The Management Network Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	48-1129619 (I.R.S. Employer Identification No.)
7300 College Boulevard, Suite 302 Overland Park, Kansas (Address of principal executive offices)	66210 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Stock Purchase Rights	Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not Applicable (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant's Securities to be Registered.

On February 23, 2014, the Board of Directors of The Management Network Group, Inc., a Delaware corporation (the "Company"), approved an Amendment No. 1 ("Amendment No. 1") to the Amended and Restated Rights Agreement ("Rights Agreement"), dated as of July 19, 2010, by and between the Company and Computershare Trust Company, N.A., as Rights Agent ("Rights Agent"). The Company and the Rights Agent entered into Amendment No. 1 on February 25, 2014. The purpose of Amendment No. 1, which is described more fully below, includes the following: (1) to amend various provisions of the Rights Agreement that may relate to the authorization, execution, delivery and performance of an Investment Agreement dated as of February 25, 2014, between the Company and Elutions, Inc., including the exhibits and schedules thereto, as the same may be amended from time to time, and (2) to extend the "Final Expiration Date" of the Rights Agreement from March 27, 2018 to February 23, 2024. The amendments to the Rights Agreement included in Amendment No. 1 are as follows:

"1. Subsection (a) of Section 1 of the Rights Agreement is hereby amended by revising clause (iv) to subsection (a) which shall read in its entirety as follows:

(iv) a Person shall not be deemed to be an “Acquiring Person” if the Board of Directors of the Company determines in good faith that such Person, together with all Affiliates and Associates of such Person, who would otherwise be an “Acquiring Person” has become such inadvertently, and such Person, together with all Affiliates and Associates of such Person, (A) if applicable divests as promptly as practicable (as determined in good faith by the Board of Directors of the Company) a sufficient number of shares of Common Stock so that such Person, together with all Affiliates and Associates of such Person, would no longer be an Acquiring Person, and (B) takes such other corrective actions as determined in good faith by the Board of Directors of the Company; and

2. Subsection (a) of Section 1 of the Rights Agreement is hereby amended by adding a new clause (v) to subsection (a) which shall read in its entirety as follows:

(v) the term “Acquiring Person” shall not include Elutions, Inc., a Delaware corporation (“Elutions”), or any stockholder, director, executive officer, Affiliate (including, for the avoidance of doubt, Elutions – Europe (as defined in the Investment Agreement)) or Associate of Elutions (collectively, the “Elutions Group”) or the Elutions Group collectively, provided that (i) each member of the Elutions Group subject to Section 6.9 of the Investment Agreement has complied in all material respects with such Section 6.9 and any successor provision thereof, provided further that the members of the Elutions Group shall have the opportunity to cure any violation of such Section 6.9 by taking such corrective actions as reasonably practicable, in which case neither the Elutions Group nor any member of the Elutions Group shall be deemed to be an “Acquiring Person”, and (ii) each such Person and all other members of the Elutions Group are not and do not become the Beneficial Owners of shares of Common Stock constituting in the aggregate 1.5% or more of the then outstanding shares of Common Stock other than shares of which the Elutions Group or any member of the Elutions Group is or becomes the Beneficial Owner as a result of or in connection with (A) any approval, execution and delivery of the Investment Agreement or any other transaction document contemplated thereby, (B) any consummation of any of the transactions contemplated by the Investment Agreement or any other transaction document contemplated thereby, including as a result of or in connection with any issuance, exercise or conversion (and any issuance of shares of Common Stock upon exercise or conversion) of warrants issued or issuable pursuant to the Investment Agreement or any other transaction document contemplated thereby, (C) any compensation to the Elutions Group or any member of the Elutions Group in connection with service as a member of the Board of Directors of the Company, (D) any stock dividend, stock split, reverse stock split, stock combination, stock reclassification or similar transaction, (E) any employee or director benefit plan or agreement of the Company or any Subsidiary of the Company, (F) any transfers of securities of the Company between or among members of the Elutions Group, or (G) any acquisition of Common Stock by the Company that reduces the number of shares of Common Stock outstanding; provided, however, that, if any director, executive officer or other natural Person who is a member of the Elutions Group causes a violation of this subclause (ii), Elutions shall have the opportunity to cure any such violation by causing the divestiture of a sufficient number of shares of Common Stock in order to cure such violation or by causing the termination of such Person from being a member of the Elutions Group. For the avoidance of doubt and for all purposes in this Agreement, (1) neither the Elutions Group nor any member of the Elutions Group shall be deemed to be the Beneficial Owner of any shares of Common Stock beneficially owned by any Person solely by reason of the fact that such Person is an Elutions Employee, which shares of Common Stock of such Elutions Employee are acquired and held in compliance with clause (i) of the penultimate paragraph of Section 6.9 of the Investment Agreement and (2) no Person shall be deemed to be the Beneficial Owner of any shares of Common Stock beneficially owned by the Elutions Group or any member of the Elutions Group solely by reason of the fact that such Person is an Elutions Employee who acquires and holds shares of Common Stock in compliance with clause (i) of the penultimate paragraph of Section 6.9 of the Investment Agreement;

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3. Subsection (e) of Section 1 of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

Notwithstanding anything in this Agreement to the contrary, for the avoidance of doubt and for all purposes in this Agreement, (1) neither the Elutions Group nor any member of the Elutions Group shall be deemed to be the Beneficial Owner of any shares of Common Stock beneficially owned by any Person solely by reason of the fact that such Person is an Elutions Employee, which shares of Common Stock of such Elutions Employee are acquired and held in compliance with clause (i) of the penultimate paragraph of Section 6.9 of the Investment Agreement and (2) no Person shall be deemed to be the Beneficial Owner of any shares of Common Stock beneficially owned by the Elutions Group or any member of the Elutions Group solely by reason of the fact that such Person is an Elutions Employee who acquires and holds shares of Common Stock in compliance with clause (i) of the penultimate paragraph of Section 6.9 of the Investment Agreement.

4. Subsection (ll) of Section 1 of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

Notwithstanding anything in this Agreement to the contrary, a Section 13 Event shall not be deemed to have occurred, as a result of or in connection with (i) any approval, execution and delivery of the Investment Agreement or any other transaction document contemplated thereby, (ii) any consummation of any of the transactions contemplated by the Investment Agreement or any other transaction document contemplated thereby, including as a result of or in connection with any issuance, exercise or conversion (and any issuance of shares of Common Stock upon exercise or conversion) of warrants issued or issuable pursuant to the Investment Agreement or any other transaction document contemplated thereby, (iii) any compensation to the Elutions Group or any member of the Elutions Group in connection with service as a member of the Board of Directors of the Company, (iv) any transfers of securities of the Company between or among members of the Elutions Group or (v) any public announcement of any of the foregoing.

5. Subsection (nn) of Section 1 of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

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Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred as a result of or in connection with (i) any approval, execution and delivery of the Investment Agreement or any other transaction document contemplated thereby, (ii) any consummation of any of the transactions contemplated by the Investment Agreement or any other transaction document contemplated thereby, including as a result of or in connection with any issuance, exercise or conversion (and any issuance of shares of Common Stock upon exercise or conversion) of warrants issued or issuable pursuant to the Investment Agreement or any other transaction document contemplated thereby, (iii) any compensation to the Elutions Group or any member thereof in connection with service as a member of the Board of Directors of the Company, (iv) any transfers of securities of the Company between or among members of the Elutions Group or (v) any public announcement of any of the foregoing.

6. Section 1 of the Rights Agreement is hereby amended by adding new subsections (ww), (xx) and (yy) which shall read in their entirety as follows:

(ww) “Elutions Employee” means any Person who (i) is an officer or employee of Elutions, or a representative or trustee of a trust for the benefit of such Person and/or such Person’s family members and (ii) is not a member of the Elutions Group.

(xx) “Elutions Group” shall have the meaning set forth in Section 1(a)(v) of this Agreement.

(yy) “Investment Agreement” shall mean the Investment Agreement, dated as of February 25, 2014, between the Company and Elutions, Inc., including the exhibits and schedules thereto, as the same may be amended from time to time.

7. Section 3(a) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as a result of or in connection with (i) any approval, execution and delivery of the Investment Agreement or any other transaction document contemplated thereby, (ii) any consummation of any of the transactions contemplated by the Investment Agreement or any other transaction document contemplated thereby, including as a result of or in connection with any issuance, exercise or conversion (and any issuance of shares of Common Stock upon exercise or conversion) of warrants issued or issuable pursuant to the Investment Agreement or any other transaction document contemplated thereby, (iii) any compensation to the Elutions Group or any member thereof in connection with service as a member of the Board of Directors of the Company, (iv) any transfers of securities of the Company between or among members of the Elutions Group or (v) any public announcement of any of the foregoing.

8. Section 7(a) of the Rights Agreement is hereby amended to change the date defined as the “Final Expiration Date” in clause (i) from March 27, 2018 to February 23, 2024, and February 23, 2024 shall hereinafter be the Final Expiration Date of the Rights Agreement for all purposes.

9. Section 11(a)(ii) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

Notwithstanding anything in this Agreement to the contrary, a Section 11(a)(ii) Event shall not be deemed to have occurred as a result of or in connection with (i) any approval, execution and delivery of the Investment Agreement or any other transaction document contemplated thereby, (ii) any consummation of any of the transactions contemplated by the Investment Agreement or any other transaction document contemplated thereby, including as a result of or in connection with any issuance, exercise or conversion (and any issuance of shares of Common Stock upon exercise or conversion) of warrants issued or issuable pursuant to the Investment Agreement or any other transaction document contemplated thereby, (iii) any compensation to the Elutions Group or any member thereof in connection with service as a member of the Board of Directors of the Company, (iv) any transfers of securities of the Company between or among members of the Elutions Group or (v) any public announcement of any of the foregoing.

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10. Section 27 of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

Notwithstanding anything in this Agreement to the contrary, the Company shall not supplement, modify, replace or amend this Agreement (including by way of adopting or entering into any other rights agreement or other similar agreement or instrument) in any manner that causes the Elutions Group or any member thereof to be deemed an Acquiring Person.

11. Section 36 of the Rights Agreement is hereby added to the Rights Agreement to read in its entirety as follows:

Section 36. The Investment Agreement. Notwithstanding anything in this Agreement to the contrary, none of the events set forth in clauses (i), (ii), (iii), (iv) or (v) of this paragraph shall cause (a) the Rights to become exercisable or give any holder of the Rights any legal or equitable right, remedy or claim under this Agreement, (b) the Elutions Group or any member thereof to be or become (or be deemed to be or deemed to become) an Acquiring Person, (c) a Stock Acquisition Date to occur (or be deemed to occur) or (d) a Distribution Date to occur (or be deemed to occur): (i) any approval, execution and delivery of the Investment Agreement or any other transaction document contemplated thereby, (ii) any consummation of any of the transactions contemplated by the Investment Agreement or any other transaction document contemplated thereby, including as a result of or in connection with any issuance, exercise or conversion (and any issuance of shares of Common Stock upon exercise or conversion) of warrants issued or issuable pursuant to the Investment Agreement (or any other transaction document contemplated thereby), (iii) any compensation to the Elutions Group or any member thereof in connection with service as a member of the Board of Directors of the Company, (iv) any transfers of securities of the Company between or among members of the Elutions Group or (v) any public announcement of any of the foregoing.

12. The date defined as the “Final Expiration Date” in Exhibit B to the Rights Agreement shall be amended to be February 23, 2024 and all references to March 27, 2018 in Exhibit B and Exhibit C to the Rights Agreement are hereby changed to refer to February 23, 2024."

Except as expressly modified by Amendment No. 1, the terms and conditions of the Rights Agreement remain unchanged and in full force and effect. To the extent that there is a conflict between the terms and provisions of the Rights Agreement and Amendment No. 1, the terms and provisions of Amendment No. 1 control.

This summary description of the Rights Agreement and Amendment No. 1 does not purport to be complete and is qualified in its entirety by reference to (1) the description of the Rights Agreement, which is incorporated by reference to Item 1 of the Company's Form 8-A/A filed with the Securities and Exchange Commission on July 19, 2010, (2) the Rights Agreement, which is incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 19, 2010 and (3) Amendment No. 1, which is incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 25, 2024.

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Item 2. Exhibits.

The following exhibits to this Amendment No. 2 to this Registration Statement on Form 8-A are incorporated by reference from the documents specified, which have been filed with the Securities and Exchange Commission.

Exhibit No. Description

3.1	Amended and Restated Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 19, 2013).

3.2	Amended and Restated Certificate of Designations of Series A Junior Participating Preferred Stock, as filed with the Secretary of State of Delaware on July 19, 2010 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated July 19, 2010 filed with the Securities and Exchange Commission).

3.3	Amended and Restated By-laws of the Company (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 12, 2012).

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the Registration Statement on Form S-1 (Registration No. 333-87383) filed by the Company with the Securities and Exchange Commission on November 18, 1999).

4.2	Registration Rights Agreement, dated February 12, 1998, among the Company and certain holders of the Company’s common stock (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-87383) filed with the Securities and Exchange Commission on September 20, 1999).

4.3	Amendment No. 1, dated February 25, 2014, to the Amended and Restated Rights Agreement, dated as of July 19, 2010, by and between the Company and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated February 25, 2014, filed with the Securities and Exchange Commission).

4.4	Amended and Restated Rights Agreement, dated as of July 19, 2010, by and between the Company and Computershare Trust Company N.A. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated July 19, 2010, filed with the Securities and Exchange Commission).

4.5	Form of Rights Certificate (incorporated by reference to Exhibit B to the Amended and Restated Rights Agreement filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K dated July 19, 2010, filed with the Securities and Exchange Commission).

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

The Management Network Group, Inc.

By:	/s/ Donald E. Klumb
Donald E. Klumb
Chief Executive Officer, President and Chief
Financial Officer

Date: February 25, 2014

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